EXHIBITS

Exhibit No. 99.1
Press Release dated February 25, 1999

                                 [COMPANY LOGO]


                                                    Contact:  Rebecca Couturier
                                                                   402-463-1366



                         GIBRALTAR PACKAGING GROUP, INC.
                                    ANNOUNCES
            THE COMPANY'S DE-LISTING FROM THE NASDAQ NATIONAL MARKET






Hastings, Nebraska - February 25, 1999 - Gibraltar Packaging Group, Inc. (NASDAQ: PACK) was notified by the Nasdaq Stock Market that its Common Stock, par value $0.01 per share was de-listed from the Nasdaq National Market, effective at the close of business on February 23, 1999. Nasdaq has taken this action because the Company does not currently meet Nasdaq's National Market requirement that listed companies maintain net tangible assets of at least $4.0 million. In addition, the Company is not presently in compliance with the National Market's requirement that the market value of the public float, which excludes shares held by affiliates of the Company, be at least $5.0 million.



As previously disclosed, the Company had appealed an initial de-listing determination by Nasdaq. A hearing was held before a Nasdaq Listing Qualifications Panel on December 18, 1998. The de-listing was delayed pending the results of that hearing. The Company is currently reviewing its options, including whether or not to further appeal the de-listing determination by Nasdaq.



The common stock of the Company is currently trading on the OTC Bulletin Board.


GIBRALTAR PACKAGING GROUP, INC. HEADQUARTERED IN HASTINGS, NEBRASKA DESIGNS, MANUFACTURES AND MARKETS PACKAGING PRODUCTS: SPECIALIZING IN FOLDING CARTONS, SPECIALTY LAMINATED CONTAINERS, TUBULAR SPIRAL-WOUND PAPER PACKAGING, FLEXIBLE POLY-FILM PACKAGING, CONTRACT PACKAGING AND FILLING AND PRESSURE-SENSITIVE LABELS.